Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the First Quarter 2021

SALISBURY, MD – April 30, 2021 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $1.1 million, or $0.06 per share, for the three months ended March 31, 2021, a $1.3 million or 54.7% decrease when compared to net income attributable to the Company of $2.4 million, or $0.14 per share, for the same period in 2020.

The Company’s results of operations for the three months ended March 31, 2021 were directly impacted by a decrease in net interest income and a lower net interest margin (tax equivalent basis), significantly higher provision for credit losses due to the deterioration in asset quality of two loan relationships that have been individually evaluated for impairment, the current economic environment and the COVID-19 pandemic compared to March 31, 2020, expenses associated with Virginia Partners new key hires and expansion into the Greater Washington market, and offset positively by improved operating results of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC.

On April 28, 2021, the Company’s board of directors declared a cash dividend of $0.025 per share, payable on July 1, 2021, to holders of record of its common stock as of the close of business on June 24, 2021.

For the three months ended March 31, 2021, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.29%, 3.28% and 74.61%, respectively, as compared to 0.77%, 7.20% and 69.33%, respectively, for the same period in 2020.

The decrease in net income attributable to the Company for the three months ended March 31, 2021, as compared to the same period in 2020, was driven by a decrease in net interest income, higher provision for credit losses and other expenses, and was partially offset by an increase in other income, and lower federal and state income taxes.

Interest Income and Expense – Three Months Ended March 31, 2021 and 2020

Net interest income and net interest margin

Net interest income in the first quarter of 2021 decreased by $175 thousand, or 1.6%, when compared to the first quarter of 2020. The Company's net interest margin (tax equivalent basis) decreased to 3.02%, representing a decrease of 66 basis points for the three months ended March 31, 2021 as compared to the same period in 2020. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, which are lower yielding interest-earning assets. Total interest income decreased by $949 thousand, or 6.6%, for the three months ended March 31, 2021 while total interest expense decreased by $774 thousand, or 23.9%, both as compared to the same period in 2020. The most significant factors impacting net interest income during the three month period ended March 31, 2021 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the origination and funding of loans under the Paycheck Protection Program (“PPP”) of the Small Business Administration and organic loan growth, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, partially offset by lower investment securities yields;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs that were not replaced, which was partially offset by an increase in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the issuance of $18.1 million in subordinated notes payable, net in June 2020, partially offset by higher rates paid. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, net in June 2020, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, primarily due to deposit growth outpacing loan growth, and lower yields on each.

Loans

Average loan balances increased by $54.3 million, or 5.4%, and average yields earned decreased by 0.37% to 4.91% for the three months ended March 31, 2021, as compared to the same period in 2020. The increase in average loan balances was primarily due to the origination and funding of loans under the PPP and organic loan growth. Organic loan growth was lower than our internal targets due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%. Total average loans were 72.2% of total average interest-earning assets for the three months ended March 31, 2021, compared to 83.4% for the three months ended March 31, 2020.

Investment securities

Average total investment securities balances increased by $15.4 million, or 13.5%, and average yields earned decreased by 1.41% to 1.55% for the three months ended March 31, 2021, as compared to the same period in 2020, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs and lower interest rates over the comparable period. In addition, the decrease in average yields earned was driven by accelerated prepayments on mortgage-backed investment securities in the low interest rate environment. These prepayments have caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.8% of total average interest-earning assets for the three months ended March 31, 2021, compared to 9.4% for the three months ended March 31, 2020.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $136.9 million, or 18.3%, and average rates paid decreased by 0.53% to 0.86% for the three months ended March 31, 2021, as compared to the same period in 2020, primarily due to organic deposit growth, and a decrease in the average rate paid on money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings decreased by $19.5 million, or 19.1%, and average rates paid increased by 0.40% to 2.91% for the three months ended March 31, 2021, as compared to the same period in 2020. The decrease in average total borrowings was primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs that were not replaced, which was partially offset by an increase in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the issuance of $18.1 million in subordinated notes payable, net in June 2020. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, net in June 2020, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Provision for Credit Losses

The provision for credit losses in the first quarter of 2021 increased by $1.1 million, or 168.7%, when compared to the first quarter of 2020. The increase in the provision for credit losses during the three months ended March 31, 2021, as compared to the same period of 2020, was primarily due to the deterioration in asset quality and increased specific reserves of two loan relationships that have been individually evaluated for impairment, an increase in historical loss rates, the ongoing COVID-19 pandemic and qualitative adjustment factors made to the allowance for credit losses related to elevated unemployment and economic uncertainty in the Company’s markets compared to March 31, 2020, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth. The provision for credit losses during the three months ended March 31, 2021, as well as the allowance for credit losses as of March 31, 2021, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of March 31, 2021, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the first quarter of 2021 increased by $736 thousand, or 48.5%, when compared to the first quarter of 2020. Key changes in the components of other income for the three months ended March 31, 2021, as compared to the same period in 2020, are as follows:

•	Service charges on deposit accounts decreased by $120 thousand, or 41.5%, due primarily to decreases in overdraft and nonsufficient fund fees as a result of the significant increase in customer deposit balances;

•	Gains on sales and calls of investment securities decreased by $82 thousand, or 85.2%, due primarily to Delmarva recording no gains on sales or calls of investment securities during the first quarter of 2021, as compared to recording $96 thousand in gains on sales and calls of investment securities during the same period of 2020. In addition, Virginia Partners recorded gains of $14 thousand on the sales of investment securities during the first quarter of 2021, as compared to no gains on sales of investment securities during the same period of 2020;

•	Mortgage banking income increased by $704 thousand, or 151.4%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a higher volume of loan closings as compared to the same period in 2020;

•	Gains on sales of other assets increased by less than $1 thousand as a result of Delmarva selling its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2020; and

•	Other income increased by $233 thousand, or 35.0%, due primarily to higher mortgage division fees at Delmarva, increases in debit card income, Delmarva recording earnings on bank owned life insurance policies that were not present during the same period of 2020, and Virginia Partners recording higher fees from its participation in a loan hedging program with a correspondent bank, which were partially offset by lower ATM fees.

Other Expenses

Other expenses in the first quarter of 2021 increased by $1.1 million, or 12.4%, when compared to the first quarter of 2020. Key changes in the components of other expenses for the three months ended March 31, 2021, as compared to the same period in 2020, are as follows:

•	Salaries and employee benefits increased by $691 thousand, or 14.5%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners new key hires and expansion into the Greater Washington market, merit increases and benefit costs. In addition, due to the increase in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, as well as higher mortgage division fees at Delmarva, salaries and employee benefits increased due to an increase in commissions expense paid;

•	Premises and equipment increased by $133 thousand, or 11.8%, primarily due to increases related to Delmarva opening its new information technology and training center, and software amortization associated with Virginia Partners’ recently completed core conversion, which were partially offset by lower expenses related to building security at Virginia Partners;

•	Amortization of core deposit intangible decreased by $28 thousand, or 15.5%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	(Gains) losses on other real estate owned increased by $25 thousand, or 119.9%, primarily due to lower expenses related to other real estate owned and a gain on the sale of one property during the first quarter of 2021 as compared to the first quarter of 2020; and

•	Other expenses increased by $315 thousand, or 11.9%, primarily due to higher expenses related to FDIC insurance assessments, legal, data processing, telephone and data circuits, travel and entertainment, other losses and board expenses.

Federal and State Income Taxes

Federal and state income taxes for the three months ended March 31, 2021 decreased by $470 thousand, or 58.5%, when compared to the three months ended March 31, 2020. This decrease was due primarily to lower consolidated income before taxes and higher earnings on tax-exempt income, primarily bank owned life insurance policies. For the three months ended March 31, 2021, the Company’s effective tax rate was approximately 23.4% as compared to 25.0% for the same period in 2020.

In addition, Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three months ended March 31, 2021 and 2020, and contributed to the Company’s lower effective tax rate for first quarter of 2021 as compared to the same period in 2020.

Balance Sheet

Changes in key balance sheet components as of March 31, 2021 compared to December 31, 2020 were as follows:

•	Total assets as of March 31, 2021 were $1.58 billion, an increase of $61.3 million, or 4.0%, from December 31, 2020. Key drivers of this change were increases in cash and cash equivalents and total loans held for investment;

•	Cash and due from banks as of March 31, 2021 were $19.3 million, an increase of $5.7 million, or 41.5%, from December 31, 2020. Key drivers of this change were total deposit growth outpacing total loan growth and a decrease in investment securities available for sale, at fair value, which were partially offset by a decrease in other borrowings;

•	Interest bearing deposits in other financial institutions as of March 31, 2021 were $232.0 million, an increase of $13.3 million, or 6.1%, from December 31, 2020. Key drivers of this change was the aforementioned items noted in the cash and due from banks analysis and the Company repositioning its excess liquidity in order to earn higher amounts of interest income;

•	Federal funds sold as of March 31, 2021 were $60.4 million, an increase of $10.1 million, or 20.1%, from December 31, 2020. Key drivers of this change were the aforementioned items noted in the analysis of cash and due from banks and interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of March 31, 2021 were $118.0 million, a decrease of $6.9 million, or 5.5%, from December 31, 2020. Key drivers of this change were higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $3.6 million as of March 31, 2021 were $1.08 billion, an increase of $43.3 million, or 4.2%, from December 31, 2020. Key drivers of this change were the origination and funding of approximately $26.2 million in loans under round two of the PPP, which was partially offset by forgiveness payments received of approximately $17.5 million under round one of the PPP, and an increase in organic growth, including growth of approximately $12.2 million in loans related to Virginia Partners recent expansion into the Greater Washington market. As of March 31, 2021, approximately $51.0 million in loans under rounds one and two of the PPP were still outstanding;

•	Total deposits as of March 31, 2021 were $1.37 billion, an increase of $103.6 million, or 8.2%, from December 31, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under round two of the PPP, the proceeds of which are deposited directly into the operating accounts of these customers at the Company;

•	Total borrowings as of March 31, 2021 were $57.9 million, a decrease of $41.6 million, or 41.8%, from December 31, 2020. Key drivers of this change was a decrease in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company had previously been pledged as collateral. During the first quarter of 2021, the Company used a portion of its excess cash and cash equivalents to repay all borrowings that were previously outstanding under the PPP Liquidity Facility; and

•	Total stockholders’ equity as of March 31, 2021 was $135.7 million, a decrease of $1.0 million, or 0.8%, from December 31, 2020. Key drivers of this change was the decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Directors approved stock purchase plan, which were partially offset by the net income attributable to the Company for the three months ended March 31, 2021.

Changes in key balance sheet components as of March 31, 2021 compared to March 31, 2020 were as follows:

•	Total assets as of March 31, 2021 were $1.58 billion, an increase of $313.1 million, or 24.8%, from March 31, 2020. Key drivers of this change were increases in cash and cash equivalents, investment securities available for sale, at fair value and total loans held for investment;

•	Cash and due from banks as of March 31, 2021 were $19.3 million, a decrease of $10.6 million, or 35.4%, from March 31, 2020. Key drivers of this change were increases in interest bearing deposits in other financial institutions and federal funds sold as the Company repositioned its excess liquidity in order to earn higher amounts of interest income;

•	Interest bearing deposits in other financial institutions as of March 31, 2021 were $232.0 million, an increase of $208.8 million, or 899.0%, from March 31, 2020. Key drivers of this change was the aforementioned item noted in the cash and due from banks analysis, total deposit growth outpacing total loan growth and an increase in subordinated notes payable, net, which were partially offset by an increase in investment securities available for sale, at fair value, a decrease in Federal Home Loan Bank borrowings, and the maturity of certificate of deposit investments in other financial institutions that were not replaced;

•	Federal funds sold as of March 31, 2021 were $60.4 million, an increase of $28.8 million, or 91.3%, from March 31, 2020. Key drivers of this change were the aforementioned items noted in the analysis of cash and due from banks and interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of March 31, 2021 were $118.0 million, an increase of $13.3 million, or 12.8%, from March 31, 2020. Key drivers of this change were management of the investment securities available for sale portfolio in light of the Company's liquidity needs, which was partially offset by higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio. The significant inflow of deposits presented the Company with the opportunity to deploy excess cash and cash equivalents primarily into liquid, cash-flowing products;

•	Loans, net of unamortized discounts on acquired loans of $3.6 million as of March 31, 2021 were $1.08 billion, an increase of $63.6 million, or 6.3%, from March 31, 2020. Key drivers of this change were the origination and funding of approximately $90.4 million in loans under round one and two of the PPP, which was partially offset by forgiveness payments received of approximately $39.4 million under round one of the PPP, and an increase in organic growth, including growth of approximately $12.2 million in loans related to Virginia Partners recent expansion into the Greater Washington market. As of March 31, 2021, approximately $51.0 million in loans under rounds one and two of the PPP were still outstanding. The Company’s organic growth over the comparable periods has been negatively impacted due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of March 31, 2021 were $1.37 billion, an increase of $351.0 million, or 34.4%, from March 31, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under rounds one and two of the PPP, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of March 31, 2021 were $57.9 million, a decrease of $39.4 million, or 40.5%, from March 31, 2020. The key driver of this change was a decrease in Federal Home Loan Bank borrowings due to maturities and payoffs that were not replaced, which was partially offset by the issuance of $18.1 million in subordinated notes payable, net in June 2020; and

•	Total stockholders’ equity as of March 31, 2021 was $135.7 million, an increase of $2.1 million, or 1.6%, from March 31, 2020. The key driver of this change was the net income attributable to the Company for the period April 1, 2020 through March 31, 2021, which was partially offset by a decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Director approved stock purchase plan.

As of March 31, 2021, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following depicts the net charge-off activity for the three months ended March 31, 2021 and 2020:

•	Net charge-offs for the three months ended March 31, 2021 were $192 thousand as compared to $133 thousand for the same period of 2020; and

•	Net charge-offs to average loans (annualized) for the three months ended March 31, 2021 were 0.07% as compared to 0.05% for the same period of 2020.

The following depicts the level of the allowance for credit losses as of March 31, 2021, December 31, 2020 and March 31, 2020:

•	The allowance for credit losses as of March 31, 2021 was $14.8 million, as compared to $13.2 million at December 31, 2020 and $7.8 million at March 31, 2020;

•	The allowance for credit losses to period end loans as of March 31, 2021 was 1.37%, as compared to 1.28% at December 31, 2020 and 0.77% at March 31, 2020;

•	The allowance for credit losses to period end loans, excluding loans directly originated and funded under the PPP, as of March 31, 2021 was 1.43%, as compared to 1.33% at December 31, 2020;

•	The allowance for credit losses to nonaccrual loans as of March 31, 2021 was 321.0%, as compared to 268.8% at December 31, 2020 and 147.2% at March 31, 2020; and

•	The allowance for credit losses to nonperforming loans as of March 31, 2021 was 278.5%, as compared to 268.8% at December 31, 2020 and 139.5% at March 31, 2020.

As of March 31, 2021, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

As of March 31, 2021, December 31, 2020 and March 31, 2020, the Company had $3.6 million, $4.0 million and $5.5 million, respectively, in unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners.

The following depicts the level of nonperforming assets as of March 31, 2021, December 31, 2020 and March 31, 2020:

•	Nonaccrual loans as of March 31, 2021 were $4.6 million, as compared to $4.9 million at December 31, 2020 and $5.3 million at March 31, 2020;

•	Loans past due 90 days and accruing interest as of March 31, 2021 were $702 thousand, as compared to $2 thousand at December 31, 2020 and $293 thousand at March 31, 2020;

•	Total nonperforming loans as of March 31, 2021 were $5.3 million, as compared to $4.9 million at December 31, 2020 and $5.6 million at March 31, 2020;

•	Other real estate owned, net as of March 31, 2021 was $2.4 million, as compared to $2.7 million at December 31, 2020 and $2.4 million at March 31, 2020;

•	Total nonperforming assets as of March 31, 2021 were $7.7 million, as compared to $7.6 million at December 31, 2020 and $8.0 million at March 31, 2020;

•	Nonperforming assets to total assets as of March 31, 2021 was 0.49%, as compared to 0.50% at December 31, 2020 and 0.64% at March 31, 2020; and

•	Nonperforming assets to total loans and other real estate owned, net as of March 31, 2021 was 0.71%, as compared to 0.73% at December 31, 2020 and 0.79% at March 31, 2020.

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Virginia Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of March 31, 2021, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours with facemasks being required to enter their branch facilities and signage and floor markings in their branch lobbies to help facilitate compliance with social distancing guidelines. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the first quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to many of these loans. As of March 31, 2021, on a consolidated basis, the Company had approximately $24.8 million in loans still outstanding under round one of this program, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Remaining aggregate fees, net of costs to originate, from the Small Business Administration of approximately $549 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis, which the Company expects to continue through 2021. Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. As of March 31, 2021, on a consolidated basis, the Company has directly originated and funded over 330 loans totaling approximately $26.2 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $1.2 million will be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of March 31, 2021, approximately 91.1% of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have paid off. As of March 31, 2021, on a consolidated basis, the Company had loan payment deferrals or payments of interest only whose modification periods had not ended or had been extended for 13 loans totaling $25.4 million, all of which are still accruing interest, which represents approximately 2.47% of total loan balances outstanding.

The following table presents a summary of the remaining loan payment deferrals, full payment and interest only payment deferral, as a percentage of the number of loans outstanding and loan balances outstanding, granted by the Company as of March 31, 2021 related to the COVID-19 pandemic:

As of March 31, 2021
Loan Payment Deferrals - COVID 19 pandemic

Number of loans for full payment deferral completed	Number of Loans Outstanding (%)*
6	0.14%

Number of loans for interest only payment deferral completed	Number of Loans Outstanding (%)*
7	0.16%

Number of loans for loan payment deferral completed	Number of Loans Outstanding (%)*
13	0.30%

Loan balances for full payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$10,140	0.98%

Loan balances for interest only payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$15,304	1.49%

Loan balances for loan payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$25,444	2.47%

* Excludes loans originated under the PPP of the Small Business Administration.

The following table presents a summary of the remaining loan payment deferrals by loan portfolio segmentation, full payment and interest only payment deferral, as a percentage of total loan balances outstanding and total loan portfolio segmentation balances outstanding, granted by the Company as of March 31, 2021 related to the COVID-19 pandemic:

As of March 31, 2021
Loan Payment Deferrals (by loan portfolio segmentation) - COVID 19 pandemic
Loan portfolio segmentation:	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan balances outstanding (%)*	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Commercial and Industrial (full payment deferral)	$0	0	0.00%	0.00%
Commercial and Industrial (interest only payment deferral)	$264	1	0.03%	0.22%
Non-Owner Occupied Commercial Real Estate (full payment deferral)	$8,552	3	0.84%	3.24%
Non-Owner Occupied Commercial Real Estate (interest only payment deferral)	$8,973	3	0.87%	3.39%
Owner Occupied Commercial Real Estate (full payment deferral)	$1,588	3	0.15%	0.63%
Owner Occupied Commercial Real Estate (interest only payment deferral)	$6,067	3	0.58%	2.41%
Owner Occupied 1-4 Family (full payment deferral)	$0	0	0.00%	0.00%
Non-Owner Occupied 1-4 Family (full payment deferral)	$0	0	0.00%	0.00%
Non-Owner Occupied 1-4 Family (interest only payment deferral)	$0	0	0.00%	0.00%
Consumer Loans (full payment deferral)	$0	0	0.00%	0.00%
Consumer Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Agriculture Loans (full payment deferral)	$0	0	0.00%	0.00%
Agriculture Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Residential Construction (interest only payment deferral)	$0	0	0.00%	0.00%
Commercial Construction (interest only payment deferral)	$0	0	0.00%	0.00%
Home Equity Installment Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Home Equity Line of Credit (interest only payment deferral)	$0	0	0.00%	0.00%
Totals	$25,444	13	2.47%

*  Excludes loans originated under the PPP of the Small Business Administration.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The tables below identifies these higher risk industries, the Company’s exposure to them and the remaining balance of the loans within these higher risk industries with respect to which the Company has granted loan payment deferrals for as of March 31, 2021:

As of March 31, 2021
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$83,683	40	8.11%
Amusement Services	$8,900	10	0.86%
Restaurants	$45,396	69	4.40%
Retail Commercial Real Estate	$47,158	47	4.57%
Movie Theatres	$7,202	3	0.70%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$193	8	0.02%
Manufacturing/Distribution	$2,844	13	0.28%
Totals	$195,376	190	18.94%

*  Excludes loans originated under the PPP of the Small Business Administration.

As of March 31, 2021
Higher Risk Industries	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Hospitality (Hotels)	$13,151	4	15.72%
Amusement Services	$0	0	0.00%
Restaurants	$0	0	0.00%
Retail Commercial Real Estate	$0	0	0.00%
Movie Theatres	$0	0	0.00%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$0	0	0.00%
Manufacturing/Distribution	$0	0	0.00%
Totals	$13,151	4	6.73%

*  Excludes loans originated under the PPP of the Small Business Administration.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “I am very encouraged by the optimistic signs of economic recovery we saw during the first quarter of 2021. With the increase in COVID-19 vaccinations and government stimulus programs in place, we are seeing increased economic activity in the markets in which we operate. While many of our customers continue to face financial challenges related to the COVID-19 pandemic, I am pleased that the Company ended the first quarter of 2021 maintaining strong asset quality metrics. Although we saw a slight uptick in the level of total nonperforming assets, primarily due to an increase in loans past due greater than 90 days and accruing, our level of nonaccrual loans, delinquencies and the balance of loans on payment deferral declined when compared to year end 2020. The Company’s first quarter 2021 operating results were negatively impacted by the economic uncertainty surrounding the COVID-19 pandemic, the historically low interest rate environment, elevated provision for credit losses, and expenses associated with Virginia Partners new key hires and expansion into the Greater Washington market. Despite the headwinds we continued to face, the Company generated loan and deposit growth of 4.2% and 8.2%, respectively, during the first quarter of 2021, including loan and deposit growth related to the aforementioned expansion, which has occurred faster than originally projected. We continue to be very excited about this expansion, including the addition of a full service branch later in 2021, and believe it will be a significant driver of balance sheet growth for Virginia Partners and the Company over the next few years.”

Harrison continued, “The historically low interest rate environment, coupled with tempered loan demand and excess liquidity, has continued to drive margin pressure for Delmarva and Virginia Partners, but it has contributed to higher volume for Virginia Partners majority owned subsidiary Johnson Mortgage Company, LLC. For the first quarter of 2021, Johnson Mortgage Company’s gross operating income increased by 151.4% and its net income increased by 1,059.3%, both as compared to the first quarter of 2020. For the balance of 2021, our focus will be the continued successful navigation of this unprecedented environment, finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. With our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (5) legislative or regulatory changes and requirements, including the impact of the Coronavirus Aid, Relief, and Security, or “CARES,” Act and other legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Virginia Partners, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Company’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (10) demand for loan products, (11) deposit flows, (12) the strength of the Company’s counterparties and the economy in general, (13) competition from both banks and non-banks, (14) demand for financial services in the Company’s market area, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) the Company’s strategic initiatives, including the Company’s intention to expand, (18) cyber threats, attacks or events, (19) expansion of Delmarva’s and Virginia Partners’ product offerings, (20) accounting principles, policies and guidelines, and elections by the Company thereunder, and (21) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic, including, among other things, the CARES Act. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.

PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,	December 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$19,301,506	$29,882,184	$13,643,016
Interest bearing deposits in other financial institutions	231,982,121	23,220,727	218,667,336
Federal funds sold	60,412,678	31,586,583	50,300,839
Cash and cash equivalents	311,696,305	84,689,494	282,611,191
Investment securities available for sale, at fair value	117,996,439	104,652,125	124,924,656
Loans held for sale	6,540,808	5,189,674	9,857,991
Loans, less allowance for credit losses of $14,751,062 at March 31, 2021, $7,818,913 at March 31, 2020 and $13,202,803 at December 31, 2020	1,064,073,157	1,007,369,844	1,022,302,061
Accrued interest receivable	5,006,074	3,302,257	5,229,467
Premises and equipment, less accumulated depreciation	16,202,937	13,453,543	15,438,868
Restricted stock	5,170,756	5,090,650	5,444,656
Operating lease right-of-use assets	4,104,340	4,308,472	3,983,493
Finance lease right-of-use assets	1,789,739	1,926,639	1,823,964
Other investments	5,063,239	2,848,513	5,090,786
Bank owned life insurance	14,932,183	7,867,091	14,841,304
Other real estate owned, net	2,396,623	2,417,085	2,676,623
Core deposit intangible, net	2,505,222	3,189,982	2,660,045
Goodwill	9,581,668	9,390,809	9,581,668
Other assets	8,463,705	6,745,831	7,754,647
Total assets	$1,575,523,195	$1,262,442,009	$1,514,221,420

LIABILITIES
Deposits:
Non-interest bearing demand	$464,068,509	$268,225,681	$390,511,222
Interest bearing demand	136,159,619	83,757,902	125,130,843
Savings and money market	345,731,978	233,754,244	323,487,886
Time	425,771,057	434,985,718	429,010,254
	1,371,731,163	1,020,723,545	1,268,140,205
Accrued interest payable	360,521	584,452	401,989
Short-term borrowings with the Federal Home Loan Bank	-	21,200,000	-
Long-term borrowings with the Federal Home Loan Bank	32,807,143	68,465,714	32,971,786
Subordinated notes payable, net	24,113,560	6,500,000	24,101,069
Other borrowings	957,371	1,113,155	42,382,191
Operating lease liabilities	4,424,781	4,608,552	4,300,831
Finance lease liabilities	2,212,898	2,326,788	2,241,673
Other liabilities	3,265,640	3,348,490	2,986,908
Total liabilities	1,439,873,077	1,128,870,696	1,377,526,652

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares,issued and outstanding
17,726,648 at March 31, 2021, 17,807,639 at March 31, 2020 and 17,758,448 at December 31, 2020	177,266	178,076	177,584
Surplus	86,995,639	87,537,829	87,199,723
Retained earnings	46,319,906	43,745,811	45,673,428
Noncontrolling interest in consolidated subsidiaries	1,530,848	708,903	1,345,833
Accumulated other comprehensive income, net of tax	626,459	1,400,694	2,298,200
Total stockholders' equity	135,650,118	133,571,313	136,694,768
Total liabilities and stockholders' equity	$1,575,523,195	$1,262,442,009	$1,514,221,420

 *  Derived from audited consolidated financial statements.

The amounts presented in the Consolidated Balance Sheets as of March 31, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
INTEREST INCOME ON:
Loans, including fees	$12,906,062	$13,358,990
Investment securities:
Taxable	120,963	434,651
Tax-exempt	224,601	225,074
Federal funds sold	10,107	97,173
Other interest income	137,536	232,731
	13,399,269	14,348,619

INTEREST EXPENSE ON:
Deposits	1,858,540	2,587,263
Borrowings	606,559	651,886
	2,465,099	3,239,149

NET INTEREST INCOME	10,934,170	11,109,470
Provision for credit losses	1,740,000	647,600

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	9,194,170	10,461,870

OTHER INCOME:
Service charges on deposit accounts	169,111	289,177
Gains on sales and calls of investment securities	14,234	96,268
Mortgage banking income	1,168,481	464,837
Gains on sales of other assets	699	-
Other income	901,585	668,107
	2,254,110	1,518,389

OTHER EXPENSES:
Salaries and employee benefits	5,470,019	4,779,091
Premises and equipment	1,256,924	1,124,243
Amortization of core deposit intangible	154,823	183,216
(Gains) losses on other real estate owned	(4,125)	20,726
Other expenses	2,962,784	2,647,366
	9,840,425	8,754,642

INCOME BEFORE TAXES ON INCOME	1,607,855	3,225,617

Federal and state income taxes	333,194	803,515

NET INCOME	$1,274,661	$2,422,102
Net (income) attributable to noncontrolling interest	$(185,015)	$(15,959)
Net income attributable to Partners Bancorp	$1,089,646	$2,406,143

Earnings per common share:
Basic	$0.061	$0.135
Diluted	$0.061	$0.135

The amounts presented in these Consolidated Statements of Income for the three months ended March 31, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.